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EXHIBIT 11
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
S.Y. Bancorp, Inc. and Subsidiary

                              	For the Three Months    For the Six Months
                                       Ended June 30           Ended June 30
                                     1996         1995        1996       1995
PRIMARY

Average shares outstanding        1,633,886     1,621,827   1,632,126  1,621,084
Effect of assumed conversion
  of stock options under
  treasury stock method              47,866        28,089      46,937     28,412
                                  ---------     ---------   ---------  ---------
                                  1,681,752     1,649,916   1,679,063  1,649,496
                                  =========     =========   =========  =========


Net income                       $1,336,000    $1,074,000  $2,408,000 $2,004,000
 					   ==========    ==========  ========== ==========

Per share                        $      .79    $      .65  $     1.43 $     1.21
 					   ==========    ==========  ========== ==========

FULLY DILUTED


Average shares  outstanding       1,633,886     1,621,827   1,632,126  1,621,084
Effect of assumed conversion
  of stock options under
  treasury stock method              50,381        28,086      51,863     29,526
                                  ---------     ---------   ---------  ---------
                                  1,684,267     1,649,913   1,683,989  1,650,610
                                  =========     =========   =========  =========

Net income                       $1,336,000    $1,074,000  $2,408,000 $2,004,000
                                 ==========    ==========  ========== ==========

Per share                        $      .79    $      .65  $     1.43 $    1.21
                                 ==========    ==========  =========  =========

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